Exhibit 99.1

October 5, 2023

Mentor Capital Subsidiary Divestiture Nets 500% of Market Cap in Cash Strategic Buyer Pays Premium for MNTR’s Investment in Trash Company

PLANO, Texas—(BUSINESS WIRE)— Mentor Capital, Inc. (OTCQB: MNTR) reports the sale to a strategic buyer of Mentor’s legacy 51% stock interest in an Arizona-based trash consolidating business for $5.0 million in cash received October 4, 2023, plus $1.0 million in an additional note payable due in one-year, pending any unforeseen adjustments. This compares to Mentor’s current market capitalization of $930,000 and recent book value of approximately $1,640,000. On June 30, 2023, Mentor estimated and reported that “the theoretical cash breakup value of the business, net of liabilities, may significantly exceed the current market price of the Company’s stock.”

Mentor has initiated the expansion of its planned focus in the classic energy sector with paced stock purchases in the oil, gas, uranium, coal, and related companies. Until divested, Mentor will continue to operate and collect on its other various business interests. In addition, during the late second and early third quarters of 2023, Mentor completed its second of two long-term stock repurchase programs.

About Mentor Capital: The Company seeks to come alongside and assist private companies and their founders and investors in meeting their liquidity, equity financing, and acquisition objectives. Mentor is currently focusing its new efforts on adding assets in the classic energy sectors.

This press release is neither an offer to sell nor a solicitation of offers to purchase securities.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of federal securities laws, including statements concerning financial projections, financing activities, corporate combinations, product development activities, and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance and are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” “intends,” “seeks,” “looks,” “moves,” or “plans” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results or direction to differ materially from those intended or anticipated. Such risks include, without limitation: nonperformance of investments, partner and portfolio difficulties, potential delays in marketing and sales, problems securing the necessary financing to continue operations, the potential of competitive products, services, and technologies, difficulties experienced in product development, in recruiting knowledgeable personnel, in protecting intellectual property, and the effects of adverse worldwide economic events, such as the coronavirus recovery, government regulations, ESG challenges, energy prices, and inflation. Further information concerning these and other risks is included in the Company’s Form 10-Q and Form 10-K filings, which, along with additional very important details on the Company, can be found here: https://ir.mentorcapital.com/all-sec-filings

The Company undertakes no obligation to update or revise such forward-looking statements to reflect new information, events, or circumstances occurring after the date of this press release.

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Mentor Capital, Inc.

Chet Billingsley, CEO

(760) 788-4700

info@mentorcapital.com

Source: Mentor Capital, Inc.